EXHIBIT 99.1

SOBRsafe Secures $3.0 Million Financing from Leading Healthcare Fund

Strategic Interim Capital Empowers National Rollout, Managed Care Industry Entrance

Boulder, CO, September 27, 2021 – SOBR Safe, Inc. (OTC: SOBR) (SOBRsafe™ or the Company), providers of innovative solutions for alcohol policy management, today announced it has secured a $3.0 million financing from a leading healthcare fund, subject to customary closing conditions. Since 2020, the Company has now raised approximately $8.0 million from accredited investors and is positioned to initiate commercial production of its SOBRcheck™ devices in October 2021.

“We have worked with our institutional advisors to carefully engineer a strategic financing plan, and we are executing against that with precision,” stated SOBRsafe Chairman Dave Gandini. “This $3 million fuels our national commercial rollout and the addition of key sales, marketing and public relations resources. It also enables us to enter the managed care industry, a vertical we believe is ideally suited for our technology. With this announcement we are pleased to kick off consistent and material communications with the U.S. capital markets.”

Alexander Capital, LP acted as sole placement agent on the transaction.

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ABOUT SOBRSAFE™

The annual cost of alcohol abuse in the U.S. is $249 billion. Nearly half of all industrial accidents with injuries are alcohol-related, and workers with an alcohol problem are 270% more likely to have an accident. In response, publicly-traded SOBRsafe™ has developed a proprietary, touch-based identity verification, alcohol detection and cloud-based reporting system. The technology is transferable across innumerable form factors, including personal wearables, stationary access control and for telematics integration. A preventative solution in a historically reactive industry, it is being readied for deployment for school buses, commercial fleets, workplaces, managed care, young drivers and more. This patent-pending alcohol detection solution helps prevent an intoxicated worker from taking the factory floor, or a driver the vehicle keys. An offender is immediately flagged, and the employer (or parent, rehab sponsor, etc.) is empowered to take the appropriate corrective actions. For more information, visit www.sobrsafe.com.

Forward Looking Statement

SOBR Safe, Inc.'s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements. Forward-looking statements can be identified by use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements include risks associated with changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in SOBR Safe, Inc.'s filings with the Securities and Exchange Commission, including SOBRSafe, Inc.'s most recent Annual Report on Form 10-K.

Contact SOBR Safe, Inc.:
investor.relations@sobrsafe.com